Exhibit 99.1

Shareholder Relations NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer
(781) 982-6281

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ANNOUNCES A 6% INCREASE IN QUARTERLY DIVIDEND

Rockland, MA (March 17, 2022) - The Board of Directors of Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced a $0.51 per share dividend. The dividend will be payable on April 8, 2022, to stockholders of record as of the close of business on March 28, 2022.

“We remain confident in our core fundamentals and our future prospects,” stated Christopher Oddleifson, Chief Executive Officer of Independent Bank Corp. “We are pleased to leverage our confidence and financial stability to support a 6% dividend increase for our shareholders.”

Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust was named to The Boston Globe's "Top Places to Work" 2021 list, an honor earned for the 13th consecutive year. In 2021, Rockland Trust was ranked the #1 Bank in Massachusetts according to Forbes World's Best Banks list for the second year in a row. Rockland Trust has a longstanding commitment to equity and inclusion. This commitment is underscored by initiatives such as Diversity and Inclusion leadership training, a colleague Allyship mentoring program, and numerous Employee Resource Groups focused on providing colleague support and education, reinforcing a culture of mutual respect and advancing professional development, and Rockland Trust's sponsorship of diverse community organizations through charitable giving and employee-based volunteerism. In addition, Rockland Trust is deeply committed to the communities it serves, as reflected in the overall "Outstanding" rating in its most recent Community Reinvestment Act performance evaluation. Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through over 120 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, North Shore, South Shore, Cape Cod and Islands, Worcester County, and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank "Where Each Relationship Matters®," please visit RocklandTrust.com.

Category: Dividends Releases